Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2012 Third-Quarter and Year-to-Date Results

•	FFO up for the quarter; Operating FFO up for quarter and nine months

•	Continued strong performance in multifamily

•	Barclays Center arena is major opening in the quarter

•	New independent director named; board now majority independent

•	Company reports additional progress on land dispositions

CLEVELAND, Ohio - December 6, 2012 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced FFO, Operating FFO, net earnings/loss and revenues for the year to date and the third quarter ended October 31, 2012.

FFO
Third-quarter FFO (funds from operations) was $79.6 million, compared with $61.2 million in the third quarter of 2011. On a fully diluted, per-share basis, third-quarter 2012 FFO was $0.37, compared with $0.29 in 2011.

Year-to-date FFO was $189.9 million, or $0.91 per share, compared with $218.9 million, or $1.07 per share, for the first nine months of 2011. A full description of factors impacting FFO and FFO per share for the third quarter and first nine months of 2012 is included in the company's third-quarter 2012 Supplemental Package furnished to the SEC and available on the company's website.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling FFO to net earnings (loss), the most comparable GAAP measure.

Operating FFO
In an effort to provide investors with additional information about its core operations, the company initiated reporting Operating FFO in the second quarter of 2012. Operating FFO is a non-GAAP measure derived from FFO. Included with this press release are tables reconciling Operating FFO to FFO, and then to net earnings (loss).

Third-quarter Operating FFO was $65.0 million, a 19.8 percent increase over third-quarter 2011 Operating FFO of $54.3 million. Year-to-date Operating FFO was $192.9 million, a 10.2 percent increase compared with $175.1 million for the first nine months of 2011. For additional explanation of factors impacting Operating FFO variances, see the section titled "Review of Results" in this news release.

Net Earnings/Loss
The third-quarter net loss attributable to Forest City Enterprises, Inc. was $1.1 million, compared with a net loss of $36.8 million in the third quarter of 2011. The net loss for the nine months ended October 31, 2012, was $22.0 million, compared with net earnings of $18.9 million for the same period in 2011. The company's reported net earnings/loss are impacted by a variety of factors, including transactions, which can create substantial variances in net earnings/loss between reporting periods. A full description of these factors is included in the company's third quarter 2012 Supplemental Package furnished to the SEC and available on the company's website, www.forestcity.net.

After preferred stock dividends and inducements related to a preferred stock conversion during the quarter, the third-quarter net loss attributable to Forest City Enterprises, Inc. common shareholders was $18.8 million, or $0.11 per share, compared with a net loss of $40.7 million, or $0.24 per share, for the third quarter of 2011. For the first nine months of 2012, the net loss attributable to common shareholders was $47.5 million, or $0.28 per share, compared with net earnings of $7.4 million, or $0.04 per share, in 2011. Per-share amounts are on a fully diluted basis.

In addition to factors that also impacted Operating FFO, as mentioned under “Review of Results” later in this press release, net earnings/loss was negatively impacted by a third-quarter impairment of $30.2 million on an office building in Cleveland. The company made the decision to reposition the asset after evaluating a number of potential long-term strategies for the property. That decision changed the probable holding period for the asset and required the company to adjust the carrying value of the asset to its estimated fair market value.

Revenues
Third-quarter 2012 consolidated revenues from real estate operations increased to $291.4 million, from $252.6 million in the third quarter of 2011. For the first nine months of 2012, consolidated revenues from real estate operations were $843.1 million, compared with $794.2 million for the first nine months of 2011.

Commentary
“Our results for the third quarter and year to date continued to reflect solid overall performance from our portfolio, particularly multifamily,” said David J. LaRue, Forest City president and chief executive officer. “Third-quarter FFO was up over last year, and Operating FFO showed double-digit increases over the prior year for both the quarter and year to date. These results also reflect continued execution on the key drivers of our strategic plan.

“In residential multifamily, growth in comparable property net operating income was in line with peers, following four consecutive quarters of double-digit gains. Comp NOI in both retail and office was up modestly, and leasing spreads were up 10.7 percent in our regional malls and 2.6 percent in office, on a rolling 12-month basis. Our regional mall sales averaged $465 per square foot on a rolling 12-month basis, the eighth consecutive quarter of increases, and our year-to-date comparable mall sales increased 5.2 percent, compared with the same period in 2011, demonstrating solid fundamentals in our retail portfolio.

“We continued to focus on strengthening our capital structure during the quarter, executing privately negotiated exchanges for $133.7 million of our 7 percent convertible preferred stock for common stock and a cash inducement. The transaction substantially reduced the outstanding preferred, was non-dilutive and eliminated approximately $9.4 million in future annual fixed charges.

“The widely celebrated opening of the Barclays Center arena in Brooklyn was a highlight of the quarter. The state-of-the-art arena has performed very well and day-of-event revenues have been in line with our expectations to date. The opening also marks the delivery of the last of our “Big 3” New York projects - 8 Spruce Street, Westchester's Ridge Hill and now Barclays Center. Our under-construction pipeline now consists of seven projects with total costs of $257 million, at full consolidation, down from $1.9 billion at this same time last year, and down from $2.7 billion at its peak in 2010. It has been a remarkable journey through very difficult conditions, and one that some doubted we would be able to complete. Today we are a much stronger company with a dramatically reduced risk profile, a focused strategy, and substantial future opportunity.

“We continue to demonstrate our value-creation model as we take advantage of existing entitlement in our core markets to drive future growth. The latest example is B2, the first apartment building at Atlantic Yards in Brooklyn, where we expect to break ground December 18. The project will be built using state-of-the-art modular technology that is expected to reduce costs over time, while also speeding delivery and improving quality and sustainability.

“We continue to make progress in executing our strategy of focusing on core rental properties by exiting our land development business. To date, we have closed the sale of approximately three quarters of the land projects targeted for disposition, and we continue to market the balance.

“As we first announced at our October 22 Investor Day at Barclays Center, we are in the process of finalizing a partnership with a large institutional investor to create a $400 million multifamily development fund to invest in five of our core markets. The fund will target activation of our existing entitlement as well as select new opportunities. We expect to complete the partnership agreement before the end of the year and to provide investors with more detail at that time.

“We are also in the final stages of closing the previously announced effort to bring a partner into to the ownership of 8 Spruce Street, our apartment high rise in lower Manhattan, and to monetize some of the substantial value created by the development of this iconic property. The transaction values the property at approximately $1 billion, and we expect to close by the end of the year.

“Finally, earlier this week, we announced the addition of a new independent director to our board, achieving our goal of moving to a majority independent board. Kenneth J. Bacon is a seasoned executive who has held senior positions with Fannie Mae, Resolution Trust and Morgan Stanley, among others, and who also has outstanding board experience, having served as a director for Comcast Corporation since 2002. We are thrilled that he has joined our board.

Review of Results
Third-quarter Operating FFO was $65.0 million, a 19.8 percent increase over third-quarter 2011 Operating FFO of $54.3 million. Year-to-date Operating FFO was $192.9 million, a 10.2 percent increase compared with $175.1 million for the first nine months of 2011.

The increase in Operating FFO for the first nine months of 2012, compared with the same period in 2011, is attributable to a variety of factors. Overall Operating FFO from the company's Commercial, Residential and Land portfolio increased $24.2 million. The largest components of this increase were higher NOI from mature properties of $16.4 million, decreased interest expense of $12.9 million, increased income from the change in fair market value of derivatives of $10.9 million, and increased residential lot sales, primarily at Stapleton in Denver, of $6.7 million. These increases were offset by a number of factors, the most significant of which were reduced capitalized interest on projects under construction and development, including land development, of $18.5 million, reduced Operating FFO from properties sold of $6.6 million, and non-recurring 2011 lease cancellation fee income of $6.5 million.

Corporate Operating FFO decreased $6.4 million, primarily due to increased severance, outplacement and general corporate expenses of $3.9 million, and increased interest expense of $2.5 million, primarily related to certain senior notes, offset by lower average borrowings on the company's bank revolving credit facility.

A full description of factors impacting Operating FFO for the third quarter and first nine months of 2012 is included in the company's third quarter 2012 Supplemental Package furnished to the SEC and available on the company's website.

NOI, Occupancies and Rent
Overall comparable property NOI increased 1.8 percent during the third quarter, compared with the same period in 2011, with increases of 6.0 percent in apartments, 0.6 percent in office, and 0.5 percent in retail.

Comparable property NOI, defined as NOI from properties operated in the three months ended October 31, 2012 and 2011, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release are schedules that present comparable property NOI on the full-consolidation method and a reconciliation of NOI to net earnings (loss).

Comparable office occupancies were 90.4 percent as of October 31, 2012, compared with 90.6 percent at the same point last year. On a rolling 12-month basis, rent per square foot in new office leases increased 2.6 percent over expiring leases.

At October 31, 2012, comparable retail occupancies were 91.6 percent, compared with 91.9 percent at the end of the third quarter of 2011. Sales in the company's regional malls averaged $465 per square foot on a rolling 12-month basis, up from $434 per square foot for the same period in 2011, and up from $461 per square foot at the end of the second quarter of 2012. Year-to-date comparable sales in the company's regional malls increased 5.2 percent, compared with results for the first nine months of 2011. On a rolling 12-month basis, new, same-space leases in the company's regional malls increased 10.7 percent over prior rents.

In the residential portfolio, comparable average occupancies for the nine months ended October 31, 2012, were 94.7 percent, up from 94.6 percent last year. Average monthly residential rents for the company's comparable apartments rose to $1,194 year-to-date, a 4.6 percent increase compared with $1,141 at October 31, 2011. Average rents in the company's comparable apartments in its core markets were $1,585 year-to-date, a 5.4 percent increase from $1,504 for the first nine months of 2011.

Debt Maturities, Financing Activity and Liquidity
Since January 31, 2012, the company has addressed, through closed loans and committed financings, $1.1 billion at full consolidation ($1.3 billion at its pro-rata share) of the $1.2 billion ($1.4 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2012. Additionally, inclusive of Senior and Subordinated Debt, the company addressed $260.3 million ($279.3 million at pro-rata) of loans maturing in future years.

In financing its real estate assets, the company uses nonrecourse mortgage debt at the property level and seeks to fix its mortgage debt through long-term financings. This allows the company to benefit from historically low interest rates in the current environment. For the first nine months of 2012, the company's overall weighted-average cost of debt decreased to 5.10 percent, compared with 5.21 percent at October 31, 2011. Fixed-rate debt represented 84 percent of total debt at October 31, 2012. The company's weighted-average life of its debt increased to 6.90 years at October 31, 2012, from 5.40 years for the same period in 2011.

At October 31, 2012, the company had $268.8 million ($238.6 million at full consolidation) in cash on its balance sheet and $213.8 million of available capacity on its revolving bank line of credit.

Recent Openings and Projects Under Construction
At the end of the third quarter, Forest City had seven projects under construction at a total cost of $323.9 million, at the company's pro-rata share ($257.2 million at full consolidation). This compares with $1.3 billion at pro-rata ($1.9 billion at full consolidation) at the end of the third quarter of 2011.

As previously mentioned, the September 28 opening of the Barclays Center arena in Brooklyn was a highlight of the third quarter and an event that drew international attention to the property and to Brooklyn. In just its first two months of operations, the facility has already hosted dozens of major events. Initial event-day revenues have met the company's expectations, and the quality of the customer experience and venue operations have exceeded expectations.

At the beginning of the third quarter, the company opened the first phase of Botanica Eastbridge at Stapleton in Denver, and the 118-unit apartment community is 27 percent leased. Also at Stapleton, lease-up continues for Aster Town Center, which opened its 85-unit first phase in the first quarter of this year. Aster is already 97 percent leased.

In Washington, D.C., three separate projects are underway at The Yards, our mixed-use development in the rapidly growing Capitol Riverfront District. At Boilermaker Shops, a 40,000-square-foot, adaptive reuse project with ground level retail and mezzanine office space, initial tenants move-ins are underway with openings expected to begin during the fourth quarter. Construction continues at Lumber Shed, a 32,000-square-foot, adaptive-reuse office building with street-level retail, and at Twelve12, a mixed-use project with 218 rental apartments above a 50,000-square-foot Harris Teeter grocery store and a 28,000-square-foot Vida Fitness facility. Lumber Shed is expected to open in the third quarter of 2013, with Twelve12 following in the third quarter of 2014.

Construction continues on the Continental Building, a 203-unit, adaptive-reuse apartment community in downtown Dallas at the company's Mercantile Place on Main development. Completion is expected in the first quarter of 2013.

In Boston, construction continues on 120 Kingston, a 240-unit apartment building. The project is located on the Rose Kennedy Greenway near the border of the city's financial district and Chinatown neighborhoods, and is expected to be completed in the second quarter of 2014.

Finally, during the third quarter the company activated an existing entitlement and commenced construction of Stratford Avenue Apartments, a 128-unit multifamily project in Fairfield, Connecticut.

Outlook
“Overall, our third quarter and nine month results met our expectations, as evidenced by strong Operating FFO results in both periods," said LaRue. “As we have since the beginning of the year, we continue to execute on our key strategies: focusing on core markets and products, building a strong capital structure and improving our balance sheet, and pursuing operational excellence to drive growth from the mature portfolio, newly opened projects, and new development.

“While we remain alert to changing conditions and cautious regarding macroeconomic factors, we are confident in our strategy and in our ability to deliver enhanced value for our shareholders and other stakeholders."

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.7 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the SEC on Form 8-K. This Supplemental Package includes operating and financial information for the three months and nine months ended October 31, 2012, with reconciliations of non-GAAP financial measures, such as FFO, Operating FFO, EBDT, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO
The company uses FFO, along with EBDT and net earnings (loss) to report its operating results. The majority of the company's peers in the publically traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure. The company believes its presentation of FFO provides important supplemental information to its investors.

FFO is defined by NAREIT as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). FFO is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Reconciliation of FFO and EBDT to Net Earnings/Loss below and in the company's Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Operating FFO
Operating FFO is defined as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of Land Group projects; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) other non-recurring items such as income generated from the casino land sale; ix) the Nets pre-tax FFO; and x) income taxes on FFO.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization and amortization of mortgage procurement costs for non-real estate groups) plus interest income plus equity in earnings (loss) of unconsolidated entities (excluding gain on disposition and impairment of unconsolidated entities) plus interest expense, gain (loss) on extinguishment of debt, depreciation and amortization of unconsolidated entities.  We believe NOI provides us, as well as our investors, additional information about our core business operations and, along with earnings, is necessary to understand our business and operating results.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, the strategic decision to reposition or divest portions of the company's land business, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of FFO and EBDT to Net Earnings (Loss)	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	October 31, 2012		October 31, 2011		October 31, 2012		October 31, 2011
	FFO	EBDT	FFO	EBDT	FFO	EBDT	FFO	EBDT
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(1,078)	$(1,078)	$(36,801)	$(36,801)	$(22,043)	$(22,043)	$18,900	$18,900
Depreciation and Amortization—Real Estate Groups	73,526	73,526	71,304	71,304	216,436	216,436	209,062	209,062
Impairment of depreciable rental properties	30,364	30,364	49,446	49,446	35,304	35,304	53,116	53,116
Gain on disposition of rental properties and partial interests in rental properties	(19,299)	(19,299)	(5,849)	(5,849)	(43,320)	(43,320)	(67,914)	(67,914)
Income tax expense (benefit) adjustments — current and deferred (1)
Gain on disposition of rental properties and partial interests in rental properties	7,893	7,893	2,275	2,275	17,174	17,174	26,339	26,339
Impairment of depreciable rental properties	(11,776)	(11,776)	(19,177)	(19,177)	(13,692)	(13,692)	(20,600)	(20,600)
Straight-line rent adjustments	—	(3,107)	—	(3,268)	—	(11,717)	—	(2,995)
Net gain on change in control of interests	—	—	—	—	—	(4,064)	—	—
Net (gain) loss on land held for divestiture activity	—	(277)	—	—	—	51,575	—	—
Impairment of Land Group projects	—	—	—	2,550	—	—	—	3,950
Amortization of mortgage procurement costs—Real Estate Groups	—	3,364	—	4,052	—	11,340	—	11,099
Preference payment	—	—	—	585	—	—	—	1,756
Allowance for projects under development revision	—	—	—	(2,000)	—	—	—	(2,000)
Income tax expense (benefit) adjustments — current and deferred (1)
Deferred income tax expense (benefit) on operating earnings	—	(2,547)	—	15,349	—	17,655	—	46,378
Impairment of Land Group projects	—	—	—	(989)	—	—	—	(1,532)
Net gain (loss) on land held for divestiture activity	—	115	—	—	—	(20,003)	—	—
Net gain on change in control of interests	—	—	—	—	—	1,576	—	—
FFO/EBDT	$79,630	$77,178	$61,198	$77,477	$189,859	$236,221	$218,903	$275,559

(1)	The following table provides detail of Income Tax Expense (Benefit) in thousands:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Current taxes
Operating earnings	$(3,575)	$(13,357)	$(8,941)	$(37,501)
Gain on disposition of rental properties and partial interests in rental properties	(565)	10	(21,732)	39,179
Net gain (loss) on land held for divestiture activity	(17,967)	—	(16,299)	—
Subtotal	(22,107)	(13,347)	(46,972)	1,678
Discontinued operations
Operating earnings	7	(543)	61	(285)
Gain on disposition of rental properties and partial interests in rental properties	15,961	—	21,592	2,792
Subtotal	15,968	(543)	21,653	2,507
Total Current taxes	(6,139)	(13,890)	(25,319)	4,185
Deferred taxes
Operating earnings	(2,545)	15,210	17,478	45,721
Gain on disposition of rental properties and partial interests in rental properties	(252)	2,265	26,966	(29,729)
Impairment of depreciable rental properties	(11,712)	(15,199)	(12,042)	(15,290)
Impairment of Land Group projects	—	(989)	—	(1,532)
Net gain (loss) on land held for divestiture activity	18,082	—	(3,704)	—
Net gain on change in control of interests	—	—	1,576	—
Subtotal	3,573	1,287	30,274	(830)
Discontinued operations
Operating earnings	(2)	139	177	657
Gain on disposition of rental properties and partial interests in rental properties	(7,251)	—	(9,652)	14,097
Impairment of real estate	(64)	(3,978)	(1,650)	(5,310)
Subtotal	(7,317)	(3,839)	(11,125)	9,444
Total Deferred taxes	(3,744)	(2,552)	19,149	8,614
Grand Total	$(9,883)	$(16,442)	$(6,170)	$12,799

Reconciliation of Operating FFO to FFO

Pro-Rata Consolidation	Three Months Ended October 31,			Nine Months Ended October 31,
	2012	2011	% Change	2012	2011	% Change
	(in thousands)			(in thousands)
Portfolio Pre-tax FFO:
Commercial Group	$79,614	$74,531		$240,158	$260,563
Residential Group	33,042	25,791		96,547	70,947
Land Group	615	523		(46,927)	(131)

Adjustments to Portfolio Pre-Tax FFO:
Net loss (gain) on land held for divestiture activity	(277)	—		51,575	—
Impairment of Land Group project	—	2,550		—	3,950
Abandoned development project write-offs	401	2,686		13,754	7,931
Tax credit income	(4,851)	(5,144)		(16,732)	(24,784)
(Gain) loss on extinguishment of portfolio debt	(9,019)	(15,465)		(7,175)	(18,147)
Net gain on change in control of interests	—	—		(4,064)	—
Straight-line rent adjustments	(3,107)	(3,268)		(11,717)	(2,995)
Casino land sale	—	—		(36,484)	(42,622)
Adjustments to Portfolio Pre-Tax FFO subtotal	(16,853)	(18,641)		(10,843)	(76,667)
Portfolio Pre-tax Operating FFO	96,418	82,204	17.3%	278,935	254,712	9.5%
Corporate Group Pre-tax FFO	(32,164)	(27,904)		(86,864)	(90,447)
Loss on extinguishment of debt - Corporate Group	789	—		789	10,800
Operating FFO	65,043	54,300	19.8%	192,860	175,065	10.2%
Nets Pre-tax FFO	(7,477)	(11,283)		(22,707)	(14,969)
Add back adjustments to Portfolio Pre-Tax FFO above	16,853	18,641		10,843	76,667
Add back loss on extinguishment of debt - Corporate Group	(789)	—		(789)	(10,800)
Income tax benefit (expense) on FFO	6,000	(460)		9,652	(7,060)
FFO	$79,630	$61,198	30.1%	$189,859	$218,903	(13.3)%

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Three Months Ended October 31, 2012					Three Months Ended October 31, 2011
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$162,922	$6,507	$—	$349	$156,764	$143,387	$4,218	$—	$2,643	$141,812
Interest expense	(69,300)	(4,007)	(25,932)	(159)	(91,384)	(65,334)	(1,710)	(26,211)	(1,865)	(91,700)
Interest expense of unconsolidated entities	(25,932)	—	25,932	—	—	(26,211)	—	26,211	—	—
Gain (loss) on extinguishment of debt	8,007	(415)	—	(192)	8,230	15,101	1,511	1,875	—	15,465
Gain on extinguishment of debt of unconsolidated entities	—	—	—	—	—	1,875	—	(1,875)	—	—
Equity in (earnings) loss of unconsolidated entities, including impairment	(3,906)	(61)	11,187	—	7,342	40,016	(38)	(28,967)	—	11,087
Net gain (loss) on land held for divestiture activity	807	247	(283)	—	277	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	(283)	—	283	—	—	—	—	—	—	—
Net gain on disposition of rental properties and partial interests in rental properties	—	—	—	19,299	19,299	5,849	—	—	—	5,849
Impairment of consolidated real estate	(30,200)	—	—	(164)	(30,364)	(450)	—	(41,289)	(10,257)	(51,996)
Impairment of unconsolidated real estate	—	—	—	—	—	(41,289)	—	41,289	—	—
Depreciation and amortization—Real Estate Groups (a)	(57,044)	(2,699)	(19,145)	(36)	(73,526)	(52,568)	(1,174)	(18,024)	(1,886)	(71,304)
Amortization of mortgage procurement costs—Real Estate Groups (b)	(2,665)	(74)	(773)	—	(3,364)	(3,371)	(166)	(805)	(42)	(4,052)
Depreciation and amortization of unconsolidated entities	(19,918)	—	19,918	—	—	(18,829)	—	18,829	—	—
Straight-line rent adjustment	3,055	—	—	52	3,107	3,167	—	—	101	3,268
Preference payment	—	—	—	—	—	(585)	—	—	—	(585)
Earnings (loss) before income taxes	(34,457)	(502)	11,187	19,149	(3,619)	758	2,641	(28,967)	(11,306)	(42,156)
Income tax benefit (expense)	18,534	—	—	(8,651)	9,883	12,060	—	—	4,382	16,442
Equity in earnings (loss) of unconsolidated entities, including impairment	4,189	61	(11,470)	—	(7,342)	(40,016)	38	28,967	—	(11,087)
Net loss on land held for divestiture activity of unconsolidated entities	(283)	—	283	—	—	—	—	—	—	—
	3,906	61	(11,187)	—	(7,342)	(40,016)	38	28,967	—	(11,087)
Earnings (loss) from continuing operations	(12,017)	(441)	—	10,498	(1,078)	(27,198)	2,679	—	(6,924)	(36,801)
Discontinued operations, net of tax	10,370	(128)	—	(10,498)	—	(6,860)	64	—	6,924	—
Net earnings (loss)	(1,647)	(569)	—	—	(1,078)	(34,058)	2,743	—	—	(36,801)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests	441	441	—	—	—	(2,679)	(2,679)	—	—	—
(Earnings) loss from discontinued operations attributable to noncontrolling interests	128	128	—	—	—	(64)	(64)	—	—	—
	569	569	—	—	—	(2,743)	(2,743)	—	—	—
Net loss attributable to Forest City Enterprises, Inc.	$(1,078)	$—	$—	$—	$(1,078)	$(36,801)	$—	$—	$—	$(36,801)
Preferred dividends and inducements of preferred stock conversion	(17,731)	—	—	—	(17,731)	(3,850)	—	—	—	(3,850)
Net loss attributable to Forest City Enterprises, Inc. common shareholders	$(18,809)	$—	$—	$—	$(18,809)	$(40,651)	$—	$—	$—	$(40,651)
(a) Depreciation and amortization - Real Estate Groups	$57,044	$2,699	$19,145	$36	$73,526	$52,568	$1,174	$18,024	$1,886	$71,304
Depreciation and amortization - Non-Real Estate	1,037	—	—	—	1,037	1,012	—	—	—	1,012
Total depreciation and amortization	$58,081	$2,699	$19,145	$36	$74,563	$53,580	$1,174	$18,024	$1,886	$72,316
(b) Amortization of mortgage procurement costs - Real Estate Groups	$2,665	$74	$773	$—	$3,364	$3,371	$166	$805	$42	$4,052

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Nine Months Ended October 31, 2012					Nine Months Ended October 31, 2011
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$487,481	$13,380	$—	$4,729	$478,830	$496,804	$14,224	$—	$14,107	$496,687
Interest expense	(188,640)	(9,408)	(76,230)	(2,413)	(257,875)	(192,545)	(9,065)	(74,501)	(6,280)	(264,261)
Interest expense of unconsolidated entities	(76,230)	—	76,230	—	—	(74,501)	—	74,501	—	—
Gain (loss) on extinguishment of debt	7,288	(603)	(1,313)	(192)	6,386	9,334	1,507	(480)	—	7,347
Loss on extinguishment of debt of unconsolidated entities	(1,313)	—	1,313	—	—	(480)	—	480	—	—
Equity in (earnings) loss of unconsolidated entities, including impairment	17,933	(260)	1,413	—	19,606	17,637	(228)	(3,076)	—	14,789
Net gain (loss) on land held for divestiture activity	(5,651)	3,754	(42,170)	—	(51,575)	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	(42,170)	—	42,170	—	—	—	—	—	—	—
Net gain on disposition of rental properties and partial interests in rental properties	—	—	16,107	27,213	43,320	15,410	—	12,567	39,937	67,914
Gain on disposition of unconsolidated entities	16,107	—	(16,107)	—	—	12,567	—	(12,567)	—	—
Impairment of consolidated real estate	(30,660)	—	(390)	(4,254)	(35,304)	(2,085)	—	(41,289)	(13,692)	(57,066)
Impairment of unconsolidated real estate	(390)	—	390	—	—	(41,289)	—	41,289	—	—
Depreciation and amortization—Real Estate Groups (a)	(161,414)	(4,695)	(57,992)	(1,725)	(216,436)	(158,488)	(4,370)	(47,724)	(7,220)	(209,062)
Amortization of mortgage procurement costs—Real Estate Groups (b)	(9,054)	(303)	(2,423)	(166)	(11,340)	(8,791)	(425)	(2,157)	(576)	(11,099)
Depreciation and amortization of unconsolidated entities	(60,415)	—	60,415	—	—	(49,881)	—	49,881	—	—
Straight-line rent adjustment	11,338	—	—	379	11,717	2,070	—	—	925	2,995
Preference payment	—	—	—	—	—	(1,756)	—	—	—	(1,756)
Earnings (loss) before income taxes	(35,790)	1,865	1,413	23,571	(12,671)	24,006	1,643	(3,076)	27,201	46,488
Income tax benefit (expense)	16,698	—	—	(10,528)	6,170	(848)	—	—	(11,951)	(12,799)
Net gain on change in control of interests	6,766	2,702	—	—	4,064	—	—	—	—	—
Equity in earnings (loss) of unconsolidated entities, including impairment	24,237	260	(43,583)	—	(19,606)	(17,637)	228	3,076	—	(14,789)
Net loss on land held for divestiture activity of unconsolidated entities	(42,170)	—	42,170	—	—	—	—	—	—	—
	(17,933)	260	(1,413)	—	(19,606)	(17,637)	228	3,076	—	(14,789)
Earnings (loss) from continuing operations	(30,259)	4,827	—	13,043	(22,043)	5,521	1,871	—	15,250	18,900
Discontinued operations, net of tax	14,501	1,458	—	(13,043)	—	99,475	84,225	—	(15,250)	—
Net earnings (loss)	(15,758)	6,285	—	—	(22,043)	104,996	86,096	—	—	18,900
Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(4,827)	(4,827)	—	—	—	(1,871)	(1,871)	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	(1,458)	(1,458)	—	—	—	(84,225)	(84,225)	—	—	—
	(6,285)	(6,285)	—	—	—	(86,096)	(86,096)	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(22,043)	$—	$—	$—	$(22,043)	$18,900	$—	$—	$—	$18,900
Preferred dividends and inducements of preferred stock conversion	(25,431)	—	—	—	(25,431)	(11,550)	—	—	—	(11,550)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(47,474)	$—	$—	$—	$(47,474)	$7,350	$—	$—	$—	$7,350
(a) Depreciation and amortization—Real Estate Groups	$161,414	$4,695	$57,992	$1,725	$216,436	$158,488	$4,370	$47,724	$7,220	$209,062
Depreciation and amortization—Non-Real Estate	2,233	—	—	—	2,233	2,400	—	—	—	2,400
Total depreciation and amortization	$163,647	$4,695	$57,992	$1,725	$218,669	$160,888	$4,370	$47,724	$7,220	$211,462
(b) Amortization of mortgage procurement costs—Real Estate Groups	$9,054	$303	$2,423	$166	$11,340	$8,791	$425	$2,157	$576	$11,099

	Net Operating Income (in thousands)
	Three Months Ended October 31, 2012				Three Months Ended October 31, 2011				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$58,212	$1,569	$—	$56,643	$58,067	$1,700	$—	$56,367	0.2%	0.5%
Total	62,012	2,106	590	60,496	58,046	2,031	1,823	57,838
Office Buildings
Comparable	61,843	1,822	—	60,021	61,388	1,718	—	59,670	0.7%	0.6%
Total	62,383	1,798	—	60,585	61,932	1,230	(49)	60,653
Arena	1,278	802	—	476	(2,210)	(974)	—	(1,236)
Hotels	4,200	—	—	4,200	3,217	—	(88)	3,129
Land Sales	3,703	—	—	3,703	128	—	—	128
Other (1)	(259)	(7)	(183)	(435)	(2,151)	665	522	(2,294)
Total Commercial Group
Comparable	120,055	3,391	—	116,664	119,455	3,418	—	116,037	0.5%	0.5%
Total	133,317	4,699	407	129,025	118,962	2,952	2,208	118,218
Residential Group
Apartments
Comparable	36,463	635	—	35,828	34,475	672	—	33,803	5.8%	6.0%
Total	39,051	852	(58)	38,141	35,428	600	435	35,263
Subsidized Senior Housing	6,471	55	—	6,416	4,437	101	—	4,336
Military Housing	6,770	285	—	6,485	8,626	97	—	8,529
Land Sales	—	—	—	—	46	—	—	46
Other (1)	(1,569)	131	—	(1,700)	(2,745)	148	—	(2,893)
Total Residential Group
Comparable	36,463	635	—	35,828	34,475	672	—	33,803	5.8%	6.0%
Total	50,723	1,323	(58)	49,342	45,792	946	435	45,281
Total Rental Properties
Comparable	156,518	4,026	—	152,492	153,930	4,090	—	149,840	1.7%	1.8%
Total	184,040	6,022	349	178,367	164,754	3,898	2,643	163,499
Land Development Group	886	485	—	401	2,333	320	—	2,013
The Nets	(7,477)	—	—	(7,477)	(11,283)	—	—	(11,283)
Corporate Activities	(14,527)	—	—	(14,527)	(12,417)	—	—	(12,417)
Grand Total	$162,922	$6,507	$349	$156,764	$143,387	$4,218	$2,643	$141,812

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

	Net Operating Income (in thousands)
	Nine Months Ended October 31, 2012				Nine Months Ended October 31, 2011				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$172,557	$5,011	$—	$167,546	$169,492	$5,064	$—	$164,428	1.8%	1.9%
Total	180,932	5,645	3,021	178,308	181,487	7,320	5,699	179,866
Office Buildings
Comparable	190,958	6,132	—	184,826	184,404	4,982	—	179,422	3.6%	3.0%
Total	193,054	6,229	—	186,825	190,757	4,900	2,823	188,680
Arena	(9,231)	(3,507)	—	(5,724)	(6,561)	(2,852)	—	(3,709)
Hotels	9,009	—	—	9,009	7,844	—	2,054	9,898
Land Sales (1)	40,201	—	—	40,201	42,801	(782)	684	44,267
Other (2)	(17,457)	(184)	822	(16,451)	(215)	1,959	1,545	(629)
Total Commercial Group
Comparable	363,515	11,143	—	352,372	353,896	10,046	—	343,850	2.7%	2.5%
Total	396,508	8,183	3,843	392,168	416,113	10,545	12,805	418,373
Residential Group
Apartments
Comparable	107,137	1,992	—	105,145	99,129	1,832	—	97,297	8.1%	8.1%
Total	113,348	2,450	886	111,784	98,250	1,798	1,302	97,754
Subsidized Senior Housing	15,582	259	—	15,323	12,418	351	—	12,067
Military Housing	21,433	529	—	20,904	19,793	335	—	19,458
Land Sales	—	—	—	—	204	16	—	188
Other (2)	(5,648)	416	—	(6,064)	(2,780)	425	—	(3,205)
Total Residential Group
Comparable	107,137	1,992	—	105,145	99,129	1,832	—	97,297	8.1%	8.1%
Total	144,715	3,654	886	141,947	127,885	2,925	1,302	126,262
Total Rental Properties
Comparable	470,652	13,135	—	457,517	453,025	11,878	—	441,147	3.9%	3.7%
Total	541,223	11,837	4,729	534,115	543,998	13,470	14,107	544,635
Land Development Group	10,355	1,543	—	8,812	5,227	754	—	4,473
The Nets	(22,707)	—	—	(22,707)	(14,969)	—	—	(14,969)
Corporate Activities	(41,390)	—	—	(41,390)	(37,452)	—	—	(37,452)
Grand Total	$487,481	$13,380	$4,729	$478,830	$496,804	$14,224	$14,107	$496,687

(1)	Includes $36,484 and $42,622 of NOI generated from the casino land sale at full and pro-rata consolidation for the nine months ended October 31, 2012 and 2011, respectively.

(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.